Exhibit 99.1

Fresh Del Monte Produce Inc.

For more information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
tel: 305-520-8433

www.freshdelmonte.com

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Announces Fourth Quarter

and Full-Year 2008 Financial Results

—Company delivers solid financial results despite challenging operating environment—

—Strongly positioned to expand product sourcing and geographic presence for long-term growth—

CORAL GABLES, Fla. – February 24, 2009 – Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the fourth quarter and year ended December 26, 2008. Excluding asset impairment and other charges, net, the Company reported earnings per diluted share of $0.41 for the fourth quarter of 2008, compared with earnings per diluted share of $0.68 in the fourth quarter of 2007. Excluding asset impairment and other charges, net, earnings per diluted share for the full year were $2.82, compared with earnings per diluted share of $3.22 for the full year of 2007.

Fresh Del Monte’s Chairman and Chief Executive Officer, Mohammad Abu-Ghazaleh said, “During an extremely difficult economic environment, our solid fourth quarter performance is further evidence of our ongoing commitment to mitigate costs, and drive productivity throughout our global organization. Despite the difficult environment, we remained focused on the fundamentals that are critical to our success; prudently managing costs while investing in profitable core products and emerging markets that we believe will generate attractive returns for our shareholders over the long-term.”

Mr. Abu-Ghazaleh added, “The uncertainty in the global economy will continue to present obstacles. However, despite the challenging conditions, we are fortunate to have one of the most talented teams in the industry, possessing an unrelenting focus on growth, the bottom line and our continuous cost savings program. I am extremely optimistic about Fresh Del Monte’s ability to weather the current global uncertainty. It is our focus on operational efficiencies and pricing initiatives to address these challenging market conditions that gives me confidence we will continue to meet our objectives. We have a tested business model that includes a diverse product line and a successful vertically-integrated platform; the financial strength to pursue opportunities to further expand our geographic production and sourcing capabilities, and increase brand exposure in emerging markets.”

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Years ended
	December 26, 2008	December 28, 2007	December 26, 2008	December 28, 2007
Income Statement:
Net sales	$831.0	$848.2	$3,531.0	$3,365.5
Cost of products sold	761.6	772.8	3,184.0	3,003.6
Other charges (credits) (1)	0.9	(3.0)	3.0	(3.0)

Gross profit	68.5	78.4	344.0	364.9

Selling, general and administrative expenses	39.0	45.5	162.5	176.8
Asset impairment and other charges, net (2)	2.4	10.3	18.4	12.5

Operating income	27.1	22.6	163.1	175.6

Interest expense, net	4.4	3.9	13.1	25.9
Other income, net	—	20.1	12.5	31.5

Income before income taxes	22.7	38.8	162.5	181.2

Provision for (benefit from) income taxes	(0.2)	4.4	4.8	1.4

Net income	$22.9	$34.4	$157.7	$179.8

Net income per ordinary share - Basic	$0.36	$0.57	$2.49	$3.07

Net income per ordinary share - Diluted	$0.36	$0.56	$2.48	$3.06

Weighted average number of ordinary shares:
Basic	63,540,689	60,496,584	63,344,941	58,490,281

Diluted	63,602,862	60,933,690	63,607,786	58,772,718

Selected Income Statement Data:
Depreciation and amortization	$21.7	$21.8	$85.3	$80.9

Net Income per Share Adjustments:
Reported net income per share - Diluted	$0.36	$0.56	$2.48	$3.06
Other charges (credits) (1)	0.01	(0.05)	0.05	(0.05)
Asset impairment and other charges, net (2)	0.04	0.17	0.29	0.21

Adjusted net income per share - Diluted	$0.41	$0.68	$2.82	$3.22

Gross Profit Adjustments:
Reported gross profit	$68.5	$78.4	$344.0	$364.9
Other charges (credits) (1)	0.9	(3.0)	3.0	(3.0)

Adjusted gross profit	$69.4	$75.4	$347.0	$361.9

(1)	Other charges (credits) for the fourth quarter of 2008 relate to write-offs of packaging materials and other clean up costs as a result of extensive flood damage in our banana farms in Costa Rica. Other charges (credits) for the year ended 2008 principally relate to wages paid to idle workers and write-offs of packaging material inventory incurred in the second and fourth quarter as a result of extensive flood damage in our banana farms in Brazil and Costa Rica, respectively. Other charges (credits) for the fourth quarter and year ended 2007 include a credit related to insurance proceeds of $3.0 million for the Kenya product withdrawal and disposal program which occurred in 2006.
(2)	Asset impairment and other charges, net, for the fourth quarter of 2008 relates principally to flood damage at our banana farms in Costa Rica and a net benefit related to the previously announced closing of our Hawaii pineapple operations. Asset impairment and other charges, net, for the year ended 2008, relates principally to flood damage at our banana farms in Costa Rica and Brazil, the closure of under-utilized distribution centers and the previously announced closure of our beverage production operation in the U.K. and related contract termination costs, and a net benefit related to the previously announced closing of our Hawaii pineapple operations. Asset impairment and other charges, net, for the fourth quarter and year ended 2007 primarily includes asset impairment charges related to exit activities in Europe, North and South America, and a net benefit related to the previously announced closing of our Hawaii pineapple operations.

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Business Segment Data

(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	December 26, 2008				December 28, 2007
	Net Sales		Gross Profit		Net Sales		Gross Profit
Segment Data:
Bananas	$365.8	44%	$22.3	33%	$309.2	36%	$1.9	2%
Other Fresh Produce	341.9	41%	31.7	46%	373.1	44%	55.9	71%
Prepared Food	93.6	11%	13.2	19%	132.6	16%	18.0	24%
Other Products and Services	29.7	4%	1.3	2%	33.3	4%	2.6	3%

Total	$831.0	100%	$68.5	100%	$848.2	100%	$78.4	100%

	Years ended
	December 26, 2008				December 28, 2007
	Net Sales		Gross Profit		Net Sales		Gross Profit
Segment Data:
Bananas	$1,420.2	40%	$117.7	34%	$1,199.0	35%	$61.0	17%
Other Fresh Produce	1,559.8	44%	171.1	50%	1,614.9	48%	240.5	66%
Prepared Food	412.4	12%	51.9	15%	429.4	13%	59.7	16%
Other Products and Services	138.6	4%	3.3	1%	122.2	4%	3.7	1%

Total	$3,531.0	100%	$344.0	100%	$3,365.5	100%	$364.9	100%

	Quarter ended				Years ended
	December 26, 2008		December 28, 2007		December 26, 2008		December 28, 2007
Net Sales by Geographic Region:
North America	$381.2	46%	$347.7	41%	$1,633.1	46%	$1,530.2	45%
Europe	247.2	30%	299.0	35%	1,081.4	30%	1,113.6	33%
Asia	102.1	12%	80.0	10%	408.1	12%	374.8	11%
Middle East	71.6	9%	87.5	10%	275.8	8%	228.2	7%
Other	28.9	3%	34.0	4%	132.6	4%	118.7	4%

Total	$831.0	100%	$848.2	100%	$3,531.0	100%	$3,365.5	100%

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(U.S. dollars in millions) - (Unaudited)

	Years ended
	December 26, 2008	December 28, 2007
Operating activities:
Net income	$157.7	$179.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85.3	80.9
Asset impairment charges	15.7	15.5
Gain on sale of assets	(7.3)	(17.4)
Foreign currency translation adjustment	8.3	7.7
Other	9.1	3.5
Changes in operating assets and liabilities:
Receivables	0.1	(78.9)
Inventories	(38.8)	(1.9)
Other current assets	(10.6)	1.0
Accounts payable and accrued expenses	8.0	(3.8)
Other noncurrent assets and liabilities	(11.9)	(33.9)

Net cash provided by operating activities	215.6	152.5

Investing activities:
Capital expenditures	(101.5)	(81.4)
Proceeds from sales of assets	16.5	32.2
Purchase business combinations, net of cash acquired	(414.5)	—
Other investing activities, net	—	(1.6)

Net cash used in investing activities	(499.5)	(50.8)

Financing activities:
Net proceeds from (payments on) long-term debt	271.8	(242.3)
Proceeds from the issuance of ordinary shares	—	117.5
Proceeds from stock options exercised	22.1	13.3

Net cash provided by (used in) financing activities	293.9	(111.5)

Effect of exchange rate changes on cash	(12.6)	0.2

Net (decrease) increase in cash and cash equivalents	(2.6)	(9.6)
Cash and cash equivalents, beginning	30.2	39.8

Cash and cash equivalents, ending	$27.6	$30.2

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in millions) - (Unaudited)

	December 26, 2008	December 28, 2007
Assets
Current assets:
Cash and cash equivalents	$27.6	$30.2
Trade accounts receivable	348.0	343.3
Other accounts receivables	62.0	70.6
Inventories	459.8	406.9
Other current assets	77.2	36.9

Total current assets	974.6	887.9

Property, plant and equipment, net	1,085.2	851.8
Goodwill	401.1	253.2
Other non-current assets	190.1	192.8

Total assets	$2,651.0	$2,185.7

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$379.6	$358.5
Current portion of long-term debt and capital lease obligations	358.0	6.9
Other current liabilities	36.8	31.3

Total current liabilities	774.4	396.7

Long-term debt and capital lease obligations	154.8	231.7
Other noncurrent liabilities	207.9	177.7

Total liabilities	1,137.1	806.1

Minority interests	17.0	14.8

Total Shareholders’ equity:	1,496.9	1,364.8

Total liabilities and shareholders’ equity	$2,651.0	$2,185.7

Selected Balance Sheet Data:
Working capital	$200.2	$491.2
Total debt	$512.8	$238.6

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Fresh Del Monte Produce Inc.

Fourth Quarter 2008 Results

Net sales for the quarter decreased 2% to $831.0 million, compared with $848.2 million in the fourth quarter of 2007. The $17.2 million decrease in net sales was primarily the result of lower sales in the Company’s prepared food business segment. The decline in prepared food sales was the result of an operational decision to shift to third-party distributors in the fourth quarter of 2007, which resulted in an initial inventory sale of $31.2 million in that period. Excluding the initial inventory sale to third-party distributors in 2007, net sales for the 2008 fourth quarter increased $14.0 million or 2%, compared with the prior year period. The increase in net sales was primarily driven by higher banana selling prices in the North America, Asia-Pacific and the Middle East regions, due to continued strong demand for bananas, along with industry-wide banana shortages. The increase was partially offset by the weakening of currencies against the U.S. dollar in selling countries.

Gross profit for the quarter was $69.4 million, compared with gross profit of $75.4 million in the fourth quarter of 2007, excluding other charges, net, for both periods. The decrease in gross profit was primarily the result of lower selling prices and higher input costs in the Company’s gold pineapple product category, and lower profitability in the Company’s melon product category, a result of decreased demand in Europe and North America, partially offset by higher banana gross profit.

Operating income for the quarter increased 2% to $30.4 million, compared with $29.9 million in the prior year, excluding asset impairment and other charges, net, for both periods.

Net income for the quarter was $26.2 million, compared with $41.7 million in the fourth quarter of 2007, excluding asset impairment and other charges, net for both periods. The decrease in net income in the fourth quarter of 2008 reflects the reduction in gross profit and absence of foreign exchange gains in 2008, and gains from the sale of assets in the fourth quarter of 2007. The decrease in net income during the fourth quarter of 2008 was partially offset by lower selling and marketing expenses, primarily due to shifting to third-party distributors in the Company’s European prepared food business.

Asset impairment and other charges, net, for the fourth quarter of 2008, relate primarily to asset impairment and clean up charges as a result of extensive flooding in the Company’s banana operations in Costa Rica. Asset impairment and other charges, net, for the fourth quarter of 2007, included asset impairment charges related to exit activities in Europe, North and South America, and a credit related to insurance proceeds from the Company’s Kenya product withdrawal and disposal program.

Fourth Quarter Business Segment Performance

(As reported in business segment data)

Bananas

Net sales increased 18% to $365.8 million during the quarter, primarily the result of increased selling prices in the Company’s North America, Asia-Pacific and Middle East regions. The significant gain in pricing in these regions was partially offset by the impact of lower selling prices in the Company’s European region. Worldwide pricing increased 15% to $13.14 per box. Volume was up 3%, primarily in North America. Pricing and volume gains were partially offset by a 9% increase in unit costs, driven by higher fruit procurement and production expenses. Gross profit rose by $20.4 million.

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Fresh Del Monte Produce Inc.

Other Fresh Produce

Net sales for the quarter decreased 8% to $341.9 million, largely attributable to lower sales in the Company’s tomato, fresh-cut and melon product categories. Volume decreased 5%. Overall pricing for the segment decreased 4%, with a 3% increase in unit costs. As a result, gross profit decreased by $24.2 million to $31.7 million.

•	Gold pineapple – Net sales increased 2% to $115.4 million. Volume increased 13%, primarily due to the Caribana acquisition. Pricing decreased 10%, primarily in Europe, and unit cost increased 8%.

•	Melon – Net sales decreased 10% to $60.5 million, primarily the result of an 8% decrease in selling prices, due to lower demand. Volume and unit cost were in line with last year’s levels.

•	Fresh-cut – Net sales decreased 11% to $66.3 million. Volume decreased 12%, driven primarily by the economic downturn. Pricing increased 2%, offset by a 4% increase in unit cost.

•

Non-tropical – Net sales of $37.8 million were in line with last year’s levels. Volume increased 16%. Pricing decreased 15% and unit cost declined 10%. The decrease in pricing and unit cost was due to increased supply and lower demand.

•	Tomato – Net sales decreased 27% to $30.1 million with a 21% decrease in volume. Pricing and unit cost decreased 7% and 12%, respectively.

Prepared Food

Net sales decreased 29% to $93.6 million for the fourth quarter. The decrease in sales for the fourth quarter of 2008 reflects the effect of outsourcing distribution in the Company’s European region in the fourth quarter of 2007, recording an initial inventory sale of $31.2 million for that period. Pricing increased 33%, with a 32% increase in costs. Operating income rose by $4.0 million, due to reductions in selling, general and administrative expenses, the direct result of shifting sales to third-party distributors.

Other Products and Services

Net sales decreased 11% to $29.7 million for the quarter; driven by decreased sales in the Company’s Argentine grain business, the result of worldwide reductions in grain selling prices. Gross profit decreased by $1.3 million.

Cash Flow for the Full-Year

Net cash provided by operating activities for the full-year of 2008 was $215.6 million, compared with $152.5 million in the same period of 2007. The increase was primarily due to lower accounts receivable balances, mainly the result of improved collections.

Total Debt

Total debt increased from $238.6 million at the end of 2007 to $512.8 million at the end of 2008, primarily the result of the Caribana and Guatemala acquisitions.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous Webcast at 11:00 a.m. Eastern Time today to discuss the 2008 fourth quarter and full-year results and the Company’s outlook. The Webcast can be accessed on the Company’s Investor Relations home page at www.freshdelmonte.com. The call will be available for re-broadcast on the Company’s Web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information

This press release contains certain forward-looking statements regarding the intents, beliefs or current expectations of the Company or its officers with respect to various matters. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual results may differ materially from those in the forward-looking statements as a result of various important factors, including those described under the caption “Key Information – Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 26, 2008 along with other reports that the Company has on file with the Securities and Exchange Commission.

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